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                     NATIONAL ATLANTIC HOLDINGS CORPORATION

                                ANNUAL BONUS PLAN

SECTION 1.   PURPOSE

         The purpose of this National Atlantic Holdings Corporation Annual Bonus Plan is to promote the interests of the Company and its shareholders by motivating superior performance by executive officers and other key personnel with annual bonus opportunities based upon corporate and individual performance.

SECTION 2.   DEFINITIONS

         The following capitalized words as used herein shall have the following meanings:

         (a) "Award" means an award granted to a Participant under the Plan subject to such terms and conditions as the Plan Administrator may establish under the terms of the Plan.

         (b) "Board" means the Board of Directors of the Company.

         (c) "Change in Control" shall have the meaning set forth in the Company's 2004 Stock and Incentive Plan, as in effect on the relevant date of determination.

         (d) "Company" means National Atlantic Holdings Corporation and its subsidiaries.

         (e) "Participant" means an employee of the Company who has been granted an Award under the Plan.

         (f) "Performance Criteria" shall have the meaning set forth in Section 5(b) hereof.

         (g) "Performance Goals" shall have the meaning set forth in Section 5(c) hereof.

         (h) "Plan" means this National Atlantic Holdings Corporation Annual Bonus Plan, as it may be amended and restated from time to time.

         (i) "Plan Administrator" means (i) the Compensation Committee of the Board, or such other committee of the Board that the Board shall designate from time to time to administer the Plan with respect to Awards to executive officers and (ii) the Chief Executive Officer with respect to Awards to all other employees.

         (j) "Plan Year" means each calendar year in which the Plan shall be in effect.


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SECTION 3.   PLAN ADMINISTRATION

         (a) General. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have such powers and authority as may be necessary or appropriate for the Plan Administrator to carry out its functions as described in the Plan. No member of the Plan Administrator shall be liable for any action or determination made in good faith by the Plan Administrator with respect to the Plan or any Award hereunder. The Plan Administrator may delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under this Plan.

         (b) Discretionary Authority. Subject to the express limitations of the Plan, the Plan Administrator shall have authority in its discretion to determine the time or times at which Awards may be granted, the recipients of Awards, the Performance Criteria, the Performance Goals and all other terms of an Award. The Plan Administrator shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Plan Administrator may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Plan Administrator shall be final, conclusive, and binding upon all parties.

SECTION 4.   ELIGIBILITY AND PARTICIPATION

         Employees of the Company who hold a position as an executive officer of the Company shall be eligible to participate in the Plan for a Plan Year on such basis and on such terms and conditions as determined by the Compensation Committee of the Board. In addition, any other employees of the Company designated by the Chief Executive Officer of the Company to receive an Award for a Plan Year shall become a Participant in the Plan with respect to a Plan Year.

SECTION 5.   AWARDS

         (a) Amount of Awards. The Plan Administrator will determine in its discretion the amount of an Award, the Performance Criteria, the applicable Performance Goals relating to the Performance Criteria, and the amount and terms of payment to be made upon achievement of the Performance Goals for each Plan Year.

         (b) Performance Criteria. For purposes of Awards granted under the Plan, the "Performance Criteria" for a given Plan Year shall be one or any combination of the following, for the Company or any identified subsidiary or business unit, as may be selected by the Plan Administrator in its sole discretion at the time of an Award: net income, earnings per share, operating income, earnings before interest, taxes, depreciation and amortization, loss ratio, combined ratio, book value per share, return on equity, stock price performance, cash flow, underwriting gain or loss, individual or group performance levels, or such other Performance Criteria determined to be appropriate by the Plan Administrator in its sole discretion.


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         (c) Performance Goals. For purposes of Awards granted under the Plan, the "Performance Goals" for a given Plan Year shall be the levels of achievement relating to the Performance Criteria as may be selected by the Plan Administrator for the Award. The Plan Administrator may establish such Performance Goals relative to the applicable Performance Criteria as it determines in its sole discretion at the time of an Award. The Performance Goals may be applied on an absolute basis or relative to an identified index or peer group, as specified by the Plan Administrator. The Performance Goals may be applied by the Plan Administrator after excluding charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of accounting changes, and without regard to realized capital gains.

         (d) Payment of Awards. The payment of awards under the Plan shall be made at such time or times as determined by the Plan Administrator in its sole discretion. The Plan Administrator may also authorize the elective deferral of Awards under a deferred compensation program if such program is adopted by the Company and in effect at the time the deferral is to take effect.

         (e) Form of Payment. Awards under the Plan shall generally be made in cash. The Plan Administrator may, in its discretion, provide that a Participant receive all or a portion of an Award in stock units or other equity-based compensation to be granted under the Company's 2004 Stock and Incentive Plan.

         (f) Tax Withholding. Any payment under this Plan shall be subject to applicable income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.

SECTION 6.   TERMINATION OF EMPLOYMENT

         (a) General Rule. Subject to the provisions of Section 6(b) hereof, the obligation of the Company to satisfy payment of an Award to a Participant hereunder is conditioned upon the continued employment of the Participant with the Company at the time determined by the Plan Administrator for payment of an Award. If the employment of a Participant with the Company is terminated for any reason, at any time prior to the time determined by the Plan Administrator for payment of an Award hereunder, the Award shall be forfeited and automatically be cancelled without further action of the Company, unless otherwise provided by the Plan Administrator.

         (b) Exceptions. The Plan Administrator may, in its discretion, provide for the payment of an Award in the event a Participant's employment with the Company is terminated for any reason including, but not limited to, a termination by the Company without cause or as a result of the Participant's death or disability. Such payment may be made on a pro-rated or accelerated basis as determined by the Plan Administrator in its sole discretion.


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SECTION 7.   CHANGE IN CONTROL

         In the event of a Change in Control of the Company, each Participant shall receive a prorated Award based on the period of service and the performance levels achieved by the Company through the date of the Change in Control, as determined by the Plan Administrator prior to the Change in Control in its sole discretion.

SECTION 8.   GENERAL PROVISIONS

         (a) Effective Date. The Plan shall be effective with respect to Plan Years beginning on or after January 1, 2005.

         (b) Amendment and Termination. The Company may, from time to time, by action of the Board, amend, suspend or terminate any or all of the provisions of the Plan with respect to the then current Plan Year and any future Plan Year, without the requirement of obtaining the consent of the affected Participants.

         (c) No Right to Employment. Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or to limit, in any way, the right of the Company to terminate, or to change the terms of, a Participant's employment at any time.

         (d) No Presumption of Bonus Awards. Neither the adoption of the Plan by the Board nor any of the terms of the Plan shall be deemed to create any rights of a Participant to the grant of an Award hereunder, nor to obligate the Company to grant any Awards under the Plan for any Plan Year.

         (e) Governing Law. The Plan shall be governed by and construed in accordance with the laws of New Jersey, without regard to the choice-of-law rules thereof.


                                          NATIONAL ATLANTIC HOLDINGS CORPORATION



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